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                                                                    Exhibit 23.2


                          Independent Auditors' Consent
                          -----------------------------



The Board of Directors
M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc.:

We consent to the use of our report dated September 24, 2001, with respect to the combined statements of operations, changes in shareholders' equity and comprehensive income, and cash flows of M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc. for the year ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                    KPMG LLP


Minneapolis, Minnesota
September 5, 2003